Registration No. 333-122666

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-6
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LDG, INC.
(Name of small business issuer in its charter)

Nevada	541800	56-2197350
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

LDG, INC.	The Corporation Trust Company of Nevada
4944B Windy Hill Drive	6100 Neil Road, Suite 500
Raleigh, NC 27587	Reno, Nevada
(919) 855-9200	(775) 688-3061
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock:	1,680,000	$0.05	$84,000	$100.00

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

LDG, INC.
1,680,000 Shares of Common Stock

Our common stock is not traded anywhere.

All of our shareholders are selling shares of common stock in this offering. Our selling shareholders are selling 1,680,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Proceeds to Selling
Offering Price	Expenses	Shareholders

Per Share	$0.05	$0.00	$0.05
Total to Selling Shareholders	$84,000	$0.00	$84,000

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

The date of this prospectus is _________________, 2006.

SUMMARY OF OUR OFFERING

Our business

We are a provider of graphic design services to our customer base which consist primarily of corporate clients.

Our target niche is new companies who are seeking to create an effective corporate identity from which they can market their business. We offer a wide range of services, from design and production of corporate identity packages including logos, letterhead and business cards, to printed collateral materials and various print media, such as newspaper and magazine ads, posters, trade show booths and outdoor billboards. The menu of our services also includes the design and production of promotional materials such as T-shirts, coffee mugs, and pens together with web-site design, high-quality scanning and extensive photo re-touching. We have recently begun offering a web-site design package which also includes hosting services through Net-By-Design, an unaffiliated business partner. The agreement is non-exclusive and there is no written agreement between us. Further, there is no consideration for the hosting service.

We were organized under the laws of the State of Nevada on August 22, 2003. Our principal executive offices are located at 4944B Windy Hill Drive, Raleigh, North Carolina 27609 and our telephone number is (919) 855-9200. Our fiscal year end is December 31. We maintain a website at liaisondesigngroup.com.

The offering

Following is a brief summary of this offering:

Securities being offered	1,680,000 shares of common stock by selling shareholders.
Offering price per share	$0.05
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	None
Number of shares outstanding before the offering	9,680,000
Number of shares outstanding after the offering if all of the shares are sold and no warrants are exercised	9,680,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of	As of
	June 30, 2006	December 31,2005	December 31,2004
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Total Assets	$82,887	$88,428	$90,965
Total Liabilities	$67,108	$47,400	$58,406
Stockholders Equity	$15,779	$41,028	$32,559

Income Statement
Revenue	$52,880	$101,402	$85,214
Total Expense	$79,129	$100,933	$115,945
Net Income(Loss)	$(26,249)	$469	$(30,731)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. All material risk factors have been addressed.

Risks associated with LDG, INC.:

1. Our auditors have issued a going concern opinion. This means we may not be able to achieve our objectives and may have to suspend or cease operations. Our auditors have issued a going concern opinion as at March 31, 2006. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits. Currently we have no plans for additional financing. We intend to rely on our revenues for all of our capital needs. If we cannot raise additional capital or generate sufficient revenues to operate profitably, we may have to suspend or cease operations. If that occurs, you will lose your investment.

2. We have a limited operating history and have had losses which may occur in the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations. For the six months ended June 30, 2006, we reported revenues of $52,880. For the fiscal year ended December 31, 2005, we reported revenues of $101,402 and for the fiscal year ended December 31, 2004, we reported revenues of $85,214. We cannot guarantee you that we will ever achieve a significant increase in our revenues or that profitability will be sustained on an ongoing basis. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.

3. Our success depends on the efforts of our president and chief executive officer. If we should lose her services, our relationships with our clients could be damaged which would adversely affect our net sales and results of operations. We rely on Sandra K. Conklin, our president and chief executive officer, for our day-to-day management, as well as nurturing and developing the relationships we have with our clients. If we should lose her services, the relationships that we have with clients as a result of her efforts on our behalf could be damaged. Because we are a relatively small company with limited revenues, the loss of relationships with our clients could adversely affect our ability to generate revenues and, therefore, our future results of operations.

4. Because we operate in a highly competitive industry, we cannot guarantee you that we will ever achieve any level of success in competing for clients with other graphic design businesses and as a result may have to suspend or cease operations . The graphic design business is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size and somewhat limited scope of our services. In addition, there is not a significant barrier to entry by competitors. Our competitors are larger and more diversified than LDG, Inc., and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future. If we cannot achieve a level of success in competing for clients, we may have to suspend or cease operations.

5. We may need additional capital which we may not be able to obtain on acceptable terms. Any inability to raise additional capital when needed could adversely affect our growth and could result in a suspension or cessation of operations. Our future capital requirements depend on a number of factors, including our ability to grow our net sales and manage our business. If we are to substantially increase our net sales, it is likely we will seek to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private or public transactions. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all. Currently, our president, Sandra Conklin, has agreed to advance funds to us on an as needed basis. This understanding with Ms. Conklin is oral and is unenforceable as a matter of law. If we need additional financing and cannot obtain the same, we may have to suspend or cease operations.

6. Because we do not have any insurance coverage, if a judgment is rendered against us we may not be able to pay it and we will have to cease operations. We do not carry any product liability insurance or errors and omissions insurance. Accordingly if we are sued for any reason and a judgment is rendered against us, we may not be able to pay it. If that happens we may have to cease operations.

Risks associated with this offering:

7. Because our officers and directors, who are also promoters, own more than 50% of the outstanding shares, they will retain control of our company and will be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares. Ms. Conklin, Mr. Duerr and Sambrick Communications currently own 8,000,000 shares of our common stock and will continue to control our company. As a result, they may be able to elect all of our directors and control our operations which could decrease the price and marketability of the shares.

8. Because there is no public trading market for our common stock, you may not be able to resell your stock. There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

9. Because our shares are considered penny stocks, the SEC imposes additional sales practice requirements on brokers who deal in our shares. As a result, some brokers may be unwilling to trade penny stocks. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline. Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline. See "Plan of Distribution; Terms of the Offering - Section 15(g) of the Exchange Act."

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors. We selected $0.05 for the shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are 52 selling shareholders. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $35,000.00. $15,000 has already been paid and the remaining $20,000 will be paid from our cash. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met. There are no pre-existing contractual agreements for any person to purchase the shares.

Of the 9,680,000 shares of common stock outstanding as of September 30, 2005, 8,000,000 shares were owned by our officers, directors and one other shareholder who is controlled by one of our directors.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to LDG, Inc.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 270 days.

BUSINESS

General

Liaison Design Group, LLC was formed on May 11, 2000 under the laws of the State of North Carolina. We were formed on August 22, 2003 under the laws of the State of Nevada. On September 26, 2003, the membership interests of Liaison Design Group, LLC were transferred to us in exchange for the issuance of eight million shares of common stock to the owners of Liaison Design Group, LLC.

We conduct our operations through our wholly owned subsidiary, Liaison Design Group, LLC., a North Carolina limited liability corporation. We provide a wide range of graphic design services to our clients. Most typically, these services will include designing, developing and producing:

-	corporate identity packages, including logos, letterhead and business cards,
-	various print media, such as newspaper and magazine ads, posters, trade show booths and outdoor billboards,
-	printed collateral materials such as brochures and catalogs, and
-	design for promotional materials, such as T-shirts, coffee mugs, and pens.

We also provide web site design, high-quality scanning and extensive photo retouching as part of our menu of services. We have recently begun offering a web site design package which also includes hosting services through an unaffiliated partner.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause this plan to change.

Our clients

While we serve a diversified client roster, which is primarily corporate clients, our target niche is new companies who are seeking to create an effective corporate identity from which they can market their business. We believe we offer our clients a more cost-effective alternative to a traditional graphic design agency because, unlike many traditional graphic design agencies, we will work for a client on a per project basis as opposed to only handling entire graphic design engagements. Because we do not require a long term commitment by our client, our business model allows our clients the freedom to work with several agencies to capture that unique look while staying within their budget.

We generally obtain new clients through referrals or by soliciting prospective clients through personal contacts and presentations by our management. The agreements with our clients are generally terminable by either party upon mutually agreed short-term notice, typically 60 to 90 days, as is the custom in the industry.

Revenues

The primary sources of our revenues are fees earned from the design and production of graphic design materials. The billing and collection procedures established by us require that billings be collected from our clients in sufficient time for us to make the corresponding payment to production, usually within 30 days of invoice. Service fees for creative and typesetting time are established on a case-by-case basis. We also charge our clients a service fee on our outside purchases of production materials, including photography and printing, which generally is 20% over the cost of such purchases. In some cases, fees are generated in lieu of a percentage of the cost and markup on outside purchases of production materials.

We consider our relationships with our clients to be good. Due to the nature of the business, any client could at some time in the future reduce its budget, or transfer to another agency all or part of its graphic design work presently placed through us. Representation of a client does not necessarily mean that we handle all graphic design work for such client exclusively. In many cases, we handle the graphic design work of only a portion of a client's products or services. We typically depend upon a core of clients from which we obtain the bulk of our revenues. For the six months ended June 30, 2006, three of our clients, Burroughs Welcome Fund, PBR Group and Sambrick Communications represented 75.7% or our net sales, Burroughs Welcome Fund represented 15.7%, PBR Group represented 11.9% and Sambrick Communications represented 48.1%. For the twelve months ended December 31, 2005, three of our clients, Burroughs Welcome Fund, Delta Consolidation Industries and Sambrick Communications represented 88% of our net sales. Burroughs Welcome Fund represented 19%, Delta Consolidation Industries represented 27%; and Sambrick Communications 42%. For the twelve months ended December 31. 2004, four of our clients, Burroughs Welcome Fund, SpanSet, OFM, and Sambrick Communications, represented 78.2% of our net sales. Burroughs Welcome Fund respresented 9.5%; Spanset represented 14.7%; OFM represented 14%; and, Sambrick Communications represented 40%. Sambrick Communications is owned and controlled by Frank Sambrick, one of our directors. We have no relationship with any of the other entities listed.

Materials and Services

We internally produce the design for substantially all of the materials required for our clients. The materials are advertisements, brochures, promotional materials, catalogues, direct mail pieces, annual reports, corporate identity packages, product and software packaging, and web site designs. Services and materials such as website software design, website hosting, photography, printing and film are generally purchased from outside vendors. We have identified numerous sources for the products and services we purchase from outside vendors. We do not maintain any written contracts with our suppliers. Substantially all of such suppliers are located within Raleigh, North Carolina.

Government Regulation

We are not subject to any state or federal regulation.

Marketing

We intend to market our services in the Piedmont and central area of North Carolina through traditional sources such as magazines, newspaper advertising, billboards, telephone directories, flyers/mailers, brochures and pamphlets. We intend to spend between $5,000 and $7,500 on such marketing during the next twelve months. The Piedmont/central area of North Carolina falls between the coastal plains in the east and the mountains in the west.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us which could cause us to cease operations. Currently, we are not aware of any facts or circumstances that would give rise to any legal proceedings or possible judgments.

Competition

The graphic design industry is highly competitive. Agencies of all sizes strive to attract new clients or accounts from existing clients. In addition, many companies have in-house departments, which handle all, or a portion of their graphic design work. Competition in the graphic design industry depends to a large extent on the client's perception of the quality of an agency's creative product. As we have grown our operation we have had to compete more frequently against larger companies. These larger companies generally have substantially greater financial resources, personnel and facilities than us. We believe we are able to compete on the basis of the quality of our product, service, and personal relationships with clients and reputation.

Property

We lease approximately 500 square feet of commercial space from Sambrick Communications affiliated party at an annual rental of $6,480. Sambrick Communications is owned and controlled by Frank Sandbrick, one of our directors. We believe this existing space is sufficient for our needs in the foreseeable future and we have the ability to expand easily if required.

Expansion of Business

We intend to use the proceeds from the previous private placement to increase our revenues. We intend to do this by completing the expansion analysis described in the private placement. The total identified was $20,000 and the components were an expanded website ($2,000), establishment of a regional potential customer data base ($3,000), focused marketing materials and advertising based on penetrating the additional customers identified in this data base ($5,000) and salaries/contract payments to focused marketing/sales individuals to follow-up with the identified customers ($10,000). The feasibility of collecting the data is high. We intend to begin assembling our database with potential customers we locate in the Piedmont and central areas of North Carolina.

Employees

We currently employ two people, both of whom are full-time employees. Our employees are not represented by a collective bargaining unit. We believe that the relations with our employees are good.

Legal Proceedings

We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding. Further, we are not aware of any facts or circumstances that would give rise to any legal proceedings or possible judgments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We have been in operation since 2000 through our subsidiary corporation, Liaison Design Group, LLC.

The following discussion should be read together with the information contained in the financial statements and related notes included elsewhere in this prospectus.

Results of operations:

Overview

We were incorporated in August 2003 as the parent company of Liaison Design Group, LLC that has been in operation since 2000. Liaison Design Group, LLC was founded as a partnership between Sandra Conklin and Sambrick Communication as an independent graphics design business to expand services and the existing customer base of Sandra Conklin and to competitively bid for the graphics design services of Sambrick Communications, a marketing and advertising company. This has allowed us to establish a position as a small graphics design company in the Research Triangle Park(RTP) area of North Carolina. However this is a very vulnerable position as it relies on a small number of companies to maintain or expand their graphics design relationship with us and few resources are available for additional customer activities. This exposes us to both downturns in the economy and the impact of the loss of key customers. We have experienced both of these in 2001-2003 and they are reflected in our financials. In early 2003, we had to decide whether to live with this uncertainty as a small local player or to evaluate becoming a regional player. Because all of our skills and assets were focused on operations, the only way to complete an expansion analysis was to acquire additional capital and to use this capital to put in place the identified activities.

Therefore the partners had to decide whether to stay as a local company, that although profitable on a cash basis, had a significant business risk of such as relying on a small number of companies to maintain or expand graphics design relationships and few available resources for additional customer activities. This exposes us to both downturns in the economy and the impact of the loss of key customers. The decision made was to develop an expansion business plan and to use this plan to raise the necessary capital to both support LDG, Inc as a corporation during completion of the expansion analysis and to fund the activities necessary for support of expansion if that was the decision. This plan was developed and the required capital was achieved through a private placement of securities in 2004.

The expansion analysis plan had three key components. First was deciding if we should consider expanding. We concluded it was a worthy consideration. Second was gathering data to determine if we should expand. We did gather data by talking to potential customers outside our local area and found that there was a demand for our services. Accordingly we decided we should expand. The third was implementation of the expansion decision. Our key consideration throughout was potential increase in revenues. We concluded if we expanded operations, we could increase revenues. Also, we decided that Sandra Conklin, our President, would lead the expansion activities while Seamus Duerr, our Vice President, would maintain our current local activities in order to maintain our current positive cash position.

It was clearly understood that the expenses associated with completing the private placement, the registration of those securities, the audit expenses of a corporation versus an LLC as well as the expansion activities identified in the private placement would result in operating at a loss during this period but this loss was to be covered by the capital raised during the private placement.

The first key component, the identification of the expansion elements and their cost was completed in 2004 as part of the private placement. The cost of the expansion analysis was estimated to be $20,000. The planned components of this analysis and their targeted expenses were an expanded website at a cost of $2,000, establishment of a regional potential customer data base at a cost of $3,000, focused marketing materials and advertising based on penetrating the additional customers identified in this data base at a cost of $5,000 and salaries/contract payments to focused marketing/sales individuals to follow-up the marketing and advertising materials of $10,000. It was determined early that we needed an expanded web sight and Seamus Duerr was working on the updated website. The associated expenses have been reflected in general and administrative salary expenses. Ms. Conklin, as stated earlier, led the second key component of the plan which was the gathering of the customer data from regional sources with specific focus on customers in Liaison's existing areas of customer expertise(IT & biotech). The status is that she has been accumulating and analyzing data and data sources for the establishment of the expanded customer database through a number of publicly available sources which identify the target potential groups that could use our services. There is significant data available from chambers of commerce and local business journals that supported this effort for the Wilson/Rocky Mount areas, Fayetteville/Southern Pines/Pinehurst/Aberdeen, the Triad area of Greensborough/Winston Salem/High Point, Charlotte as well as an expanded view of the Research Triangle Area(Raleigh/Durham/Chapel Hill) of North Carolina. Based upon the information we gathered from potential customers, we concluded that although there was customer potential that immediate full scale expansion across the total regional area was not feasible as an initial step because the full expansion would exceed available financial and business resources, however the decision was made to proceed with expansion on a slower progression, targeting the Research Triangle area as well as the contiguous areas of Wilson/Rocky Mount and Fayetteville/Southern Pines/Pinehurst/Aberdeen. This will be further expanded at the time that the initial expansion becomes profitable. The expenses associated with this evaluation and analysis effort are shown in the Financial Statements as Contributed Services-Officer in Stockholders Equity and as part of the contributed services, general and administrative expenses under Note 3-Related Party Transactions, Accrued Services. Therefore initial steps toward a phased implementation of development of required marketing and advertising materials as well as the hiring/contracting for follow-up sales calls has begun. Specifically, potential sales/marketing individuals are being interviewed and a planning session to develop both the required support materials and initial customer targets is being scheduled for the second half of 2006, assuming that the identified marketing person is available to participate. No funds have been expended to date on these activities.

An important part of this planning session will be to match the target expansion expenses from the private placement to this phased rollout to ensure that the available funds are sufficient. To date, all areas that had target expenses have fit within the expenses allocated and it is expected that sufficient funds exist to complete this plan.

June 30, 2006 compared to June 30, 2005

	2005	2006
Revenue	55,123	52,880
COGS	20,563	23,724
Gross Profit	34,560	29,156
Gross Profit%	62.7%	55.1%
Expenses	35,680	55,405
Profit(loss)	(1,120)	(26,249)

The slightly decreased revenue (6%) came from reduced work from Burroughs Welcome Fund and Delta Consolidated Industries (DCI) that could not be offset by increased business from Sambrick Communications and three new customers, PBR Group, Riverturn and TD Systems Group. The increased cost of goods sold was caused by more printing from the new customers which also caused the gross profit and gross profit percent to drop. The significantly higher expenses were caused by the startup expenses associated with the decision to implement a phased expansion as well as significantly higher 2006 registration expenses. This resulted in a significantly higher loss in 2006.

December 31, 2005 compared to December 31, 2004

	2005	2004
Revenue	101,402	85,214
COGS	32,885	33,504
Gross Profit	68,517	51,710
Gross Profit%	67.6%	60.7%
Expenses	68,048	82,441
Profit(loss)	469	(30,731)

The increased revenue of almost 20% year to year came from two sources. First, the related party, Sambrick Communications increased by almost $12,000 while the rest came from increased business from Delta Consolidated Industries(DCI). Both Sambrick Communications and DCI contract for their own printing so the year to year costs were about flat. Therefore there was a significant increase in both gross profit and gross profit percent. There were also significantly less expenses associated with registration and this reduction in professional fees meant that there was an equivalent drop in overall expenses. The result of higher revenue at a flat cost and reduced expenses meant that LDG, Inc had a profit of $469. for 2005 as compared to a loss of $30,731. for 2004.

Liquidity and Capital Resources

Trends

The most important trends are that although revenue has come back almost to the 2002 level as business prospects in LDG, Inc's target industries have grown and new customers have been acquired, there has been some resettling of revenue from design versus printing where there is little profit. The net effect of this and a stabilization of registration expenses is that we became profitable in 2005 for the first time since adopting the accrual method of accounting in 2002. The revenue and cost trends are expected to continue unless there is a significant regional business downturn. There has been significant additional non-operating expenses in 2006 as we continue to spend money on responses the SEC's Division of Corporate Finance's comments and for promotional activities in our expansion geographical area as described in the expansion analysis. This will have significant negative profit implications until resolved.

Internal and External Liquidity

To date, we have been funded through capital from our existing owners and through the sale of 1,680,000 shares of common stock in a private placement. The total cost of the private placement was approximately $48,000 comprised of $21,000 for legal services, $2,000 for filing fees and $25,000 for accounting.

The initial capital of approximately $25,000 was supplied by Sambrick Communication, a corporation owned and controlled by Frank Sambrick, one of the LDG directors, in exchange for, at that time, 60% ownership in Liaison Design Group, LLC. At the time of the transaction, it was agreed that in order to facilitate freedom of operation, including the potential raising of additional capital, that no operational funds would be used to refund this capital and that only in the case of a liquidation of Liaison Design Group, LLC would these funds be returned to Sambrick Communication. There is nothing in writing to evidence the foregoing. The agreement was entirely oral. Currently, our officers and directors will not loan additional funds.

During the past two years, Sambrick Communications had an increasing account receivable due us. We decided to accept stock, cash and office space to reduce the account receivable due us. In addition, it was decided at this time to expand ownership to include Seamus Duerr and to also take the opportunity to reduce the accrued salary owed Sandra Conklin. Therefore in February 2003 terms for an agreement were developed that were implemented in March 2003 that included reducing Sambrick Communication Accounts Receivables, reducing Accounts Payable-Accrued Salary to Sandra Conkilin and establishing the change in ownership among Sandra Conklin (40%), Sambrick Communication (30%) and Seamus Duerr (30%). Both the agreed terms and the implementation of the agreement as an amendment to the then Liaison Design Group Operating Agreement have been attached as exhibits.

All of the terms of the February agreement have been implemented except the Repayment of Sambrick Communications Capital Account. This was to begin March 2004. Sambrick Communication has agreed to revert to the previously discussed verbal agreement on recovery of the initial contributed capital. Under the terms of the agreement, we were relieved from the payment of $18,000 of accrued salary due to Ms. Conklin by Sambrick Communication's transfer of 2,400,000 shares of our common stock to Ms. Conklin (30% of Liaison Design Group). We also settled $18,000 of trade accounts receivable from Sambrick Communications as part of the same transaction. The $18,000 dollar amount occurred because the shares transferred to Mr. Conklin were valued at $18,000 based upon the price the shares were resold for cash by Ms. Conklin to Mr. Duerr. After the transaction, we still owed Ms. Conklin $43,957 of accrued salary as of December 31, 2005. This amount will be paid in cash but Ms. Conklin has verbally agreed to not take the payment until such time as it would not impact LDG, Inc. operations. Our agreement also provided that the we would settle $570 of Sambrick Communciations's receivables per month in lieu of the monthly $570 rent payments due to Sambrick Communications under the office lease. During the years ended December 31, 2005, 2004, and 2003, the Company credited $6,840 of accounts receivable due to Sambrick Communication in lieu of rent payments for those three years. Therefore, Sambrick Communications settled accounts receivable through $9,136 in cash, $6,840 in rental offset and the $18,000 ownership change discussed above in 2003. In 2004 Sambrick Communications settled accounts receivable through $19,040 in cash and $6,840 in rental office space. In 2005 Sambrick Communication settled Accounts receivable through $34,214 in cash and $6,840 in rental office space.

Material Commitments

We do not have any material commitments beyond those shown on the balance sheet, which includes $43,957 owed to Sandra Conklin for past wages. The past wages will be paid from revenues from operations. The past wages do not accrue interest.

Critical accounting policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout Management's Discussion and Analysis or Plan of Operation, where such policies affect our reported and expected financial results. The preparation of this Form SB-2 registration statement requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Consolidation - The accompanying consolidated financial statements include the accounts and transactions of Liaison Design Group, LLC, our subsidiary, for all periods presented and our accounts and transactions from the date of our acquisition of Liaison Design Group on September 26, 2003. Intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates that are particularly susceptible to change are the realization of accounts receivable and the depreciable lives of property and equipment.

Trade Accounts Receivable - We regularly review our accounts receivable and make provisions for potentially uncollectible balances. At December 31, 2005 and 2004, we believe we have incurred no material impairments in the carrying values of our accounts receivable.

Property and Equipment - Property and equipment are recorded at cost. Depreciation of office equipment and furniture and fixtures is calculated over estimated useful lives of three to ten years on a straight-line basis.

Income Taxes - We were taxed as a partnership prior to September 26, 2003, under the provisions of the Internal Revenue Code. All taxable revenue and deductions were passed through to our members. Effective August 22, 2003, we became subject to state and federal income taxes as a corporation. Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss carryforwards. As of December 31, 2005, our operating loss carryforwards were not material.

Revenue Recognition - We provide graphic design services to our customers. We recognize revenues when all services have been completed, products have been delivered and have been accepted by the customer, the fee for services is fixed or determinable and collection of the fee is probable.

Loss Per Share - Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding. We have no dilutive potential common shares as of December 31, 2005 and 2004.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)

Sandra K. Conklin	60	president, principal executive officer, treasurer, principal chief
2201 Landings Way		financial officer and a member of the board of directors
Raleigh, NC 27615

Seamus Duerr	32	vice president, secretary and a member of the board of directors
4631 Malone Court
Raleigh, NC 27616

Frank Sambrick	51	member of the board of directors.
4944A Windy Hill Drive
Raleigh, NC 27609

Sandra Conklin, Seamus Duerr and Frank Sambrick have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Since August 22, 2003, Ms. Conklin has been a founder, our president, chief executive officer, treasurer, chief financial officer and a member of our board of directors. Since May 2000, Ms. Conklin has been president, principal executive officer, treasurer and principal financial officer of our wholly owned subsidiary corporation, Liaison Design Group LLC. Liaison Design Group LLC began operations in January 2000, prior to its incorporation. From January 1998 to December 1999, Ms. Conklin was the department manager in the graphic design department of PBF Printing located in Raleigh, North Carolina. PBF was located on Westinghouse Drive in Raleigh and was an integrated printing company. Ms. Conklin was hired to establish and manage an internal graphics and design department. Since December 2001, Ms. Conklin has been a trustee of the Conklin Family LLC, a family trust that manages certain assets of the Conklin family.

Since August 22, 2003, Mr. Duerr has been our vice president, secretary and a member of our board of directors. Since March 2003, Mr. Duerr has been a vice president, secretary and a member of the board of directors of Liaison Design Group LLC. From May 2000 to March 2003, Mr. Duerr was the senior designer and art director of LDG. Before joining LDG, Mr. Duerr was the graphic designer for the Raleigh Chamber of Commerce from March 1998 to May 2000. The Raleigh Chamber of Commerce is a non-profit organization for regional business interests.

Since August 22, 2003, Mr. Sambrick has been a member of our board of directors. Since May 2000, Mr. Sambrick has been a member of the board of directors of Liaison Design Group LLC. Since 1984, Mr. Sambrick has been the owner and president of Sambrick Communications, a full service advertising agency located in Raleigh, North Carolina.

Conflicts of Interest

The only potential perceived conflict that we foresee is that Frank Sambrick, one of our directors, is president of Sambrick Communication. Sambrick Communication is in the business of marketing and advertising. Sambrick Communication does not compete with us. Frank Sambrick devotes most of his time to its operation. We supply Sambrick Communications with services related to Sambrick Communications. The work is contracted with Sambrick Communications, not with Sambrick customers. The nature of the services we supply to Sambrick Communications is design services. We, at the direction of Sambrick, create the advertisements as conceptualized by Sambrick Communications. Sambrick Communications is not obligated in any manner to retain our services and we do not have any agreements, oral or written, to supply it with services. Sambrick Communications could retain the services of other graphic designers. In 2004 and 2005, neither Frank Sambrick nor Sambrick Communications was paid any money by LDG for this relationship. This is the only potential perceived conflict of interest that we foresee.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us during the past three years, for each or our officers and directors. The compensation paid to our officers and directors was paid by our subsidiary, Liaison Design Group LLC. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long-Term Compensation

Annual Compensation	Awards	Payouts

						Securities
				Other	Under	Restricted		Other
				Annual	Options/	Shares or		Annual
Names				Compen-	SARs	Restricted	LTIP	Compen-
Executive Officer and	Year	Salary	Bonus	sation	Granted	Share/Units	Payouts	sation
Principal Position	Ended	($)	($)	($)	(#)	($)	($)	($)

Sandra K. Conklin	2005	0	0	0	0	0	0	0
President, Treasurer,	2004	0	0	0	0	0	0	0
Director	2003	0	0	0	0	0	0	0

Seamus Duerr,	2005	50,000	0	0	0	0	0	0
Vice President,	2004	42,000	0	0	0	0	0	0
Secretary, Director	2003	36,000	0	0	0	0	0	0

Frank Sambrick	2005	0	0	0	0	0	0	0
Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of her shares and possess sole voting and dispositive power with respect to the shares.

			Number of	Percentage of
			Shares After	Ownership After
		Percentage of	this	the Private
	Number of	Ownership	Offering	Placement
Name and Address	Shares Before	Before	Assuming all of	Assuming all of
Beneficial Owner [1]	this Offering	this Offering	the Shares are Sold	the Shares are Sold
Sandra K. Conklin
2201 Landings Way
Raleigh, NC 27615	3,200,000	33.06%	3,200,000	33.06%

Seamus Duerr
4631 Malone Court
Raleigh, NC 27616	2,400,000	24.79%	2,400,000	24.79%

Frank Sambrick [2]
4494A Windy Hill Dr.
Raleigh, NC 27609	2,400,000	24.79%	2,400,000	24.79%

All officers and directors as a
group (3 individuals)	8,000,000	82.64%	8,000,000	82.64%

[1]

The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Ms. Conklin and Messrs. Duerr and Sambrick are the only "promoters" of our company. Neither William Conklin, the husband of Sandra K. Conklin, our president, principal executive officer, principal accounting officer and a member of the board or directors nor Conrad C. Lysiak, the attorney representing us in connection with this registration statement and the incorporator of LDG, Inc., are promoters or control persons.

[2]	The shares of common stock are held in the name of Sambrick Communications, Inc., which is owned and controlled by Frank Sambrick.

Selling Shareholders

At the present time our shares of common stock are not traded anywhere and there is no assurance that our shares will ever by listed for trading anywhere.

The following holders of our common shares will sell their common shares as set forth in the table below. The percentage of beneficial ownership before the offering is based on 9,680,000 common shares outstanding as of September 30, 2005. The percentage of beneficial ownership after the offering reflects the 1,680,000 common shares offered by this prospectus.

	Number of	Number of	Percentage of Shares
	Shares Beneficially	Shares	Beneficially Owned
Name and Address of	Owned Before	Being	Before
Beneficial Owner	Offering	Offered(1)	Offering

Ann P. Betts	40,000	40,000	0.41%
7201 North Ridge Rd
Raleigh, NC 27615

Mary L. Betts	40,000	40,000	0.41%
PO Box 58235
Raleigh, NC 27658

Phillip W. Betts	40,000	40,000	0.41%
7201 North Ridge Rd
Raleigh, NC 27615

J. Hugh Bingham	40,000	40,000	0.41%
99 Lakeview Drive
Whispering Pines, NC 28327

Romaine E. Dougherty	40,000	40,000	0.41%
454 Pebble Creek Dr.
Cary, NC 27511

Arlene G. Driver	20,000	20,000	0.41%
573 Mt. Sinai Rd
Wilkesboro, NC 28697

Robert E. Edwards	60,000	60,000	0.62%
3518 Oates Dr
Raleigh, NC 27604

Patricia M. Emory	40,000	40,000	0.41%
7011 Falconbridge Rd
Chapel Hill, NC 27517

Julia Emory-Wolfe	40,000	40,000	0.41%
7011 Falconbridge Rd
Chapel Hill, NC 27517

John A. Fahlberg	20,000	20,000	0.21%
12926 Morehead
Chapel Hill, NC 27517

William T. Fowler	20,000	20,000	0.21%
2410 Folger St.
Raleigh, NC 27604

Virgie B. Goodwin	40,000	40,000	0.41%
PO Box 58235
Raleigh, NC 27658

Brian Harrell	20,000	20,000	0.21%
10620 Edmundson Ave
Raleigh, NC 27614
Marisa Harrell	20,000	20,000	0.21%
10620 Edmundson Ave
Raleigh, NC 27614

Linda A. Hennion	40,000	40,000	0.41%
5412 Ridgeloch Pl
Raleigh, NC 27612

G. Douglas Hicks	40,000	40,000	0.41%
400 Melanie Lane
Cary, NC 27511

John R. Hill	20,000	20,000	0.21%
6808 So. Miller St
Littleton, CO 80127

William M. Jackson	40,000	40,000	0.41%
1308 Briar Path Lane
Raleigh, NC 27615

Jessie Mae Johnson	50,000	50,000	0.52%
3818 Laurel Hills Rd
Raleigh, NC 27612

H. S. Kennett	20,000	20,000	0.21%
3213 Fair Forest Pl
Raleigh, NC 27604

Donald R. Lane, Jr.	20,000	20,000	0.21%
311 Pine Knoll Circle
Atlantic Beach, NC 28512

Kimberly D. Lane	20,000	20,000	0.21%
4 Tilbury Ct.
Chapel Hill, NC 27517

Ollen M. Lane Jr.	20,000	20,000	0.21%
6925 Knotty Pine Dr.
Chapel Hill, NC 27517

Sylvia M. Lane	20,000	20,000	0.21%
6925 Knotty Pine Dr.
Chapel Hill, NC 27517

Donald C. Ledford	20,000	20,000	0.21%
1304 Briar Patch Lane
Raleigh, NC 27615

Richard M. Link	20,000	20,000	0.21%
2455 S. Deframe St.
Lakewood, CO 80228

Carlos R. Lucero	20,000	20,000	0.21%
1101 S. Garrison St. #203
Lakewood, CO 80232

Scott McDowell	20,000	20,000	0.21%
98 South Holman Way
Golden, CO 80401

Ronald McLaren	20,000	20,000	0.21%
4651-101 Timberhill Ct.
Raleigh, NC 27612

Richard H. Morgan	40,000	40,000	0.41%
12605 Waterman Dr.
Raleigh, NC 27614

Anthony S. Parks	40,000	40,000	0.41%
285 Pine Needles Lane
Southern Pines, NC 28387

Ralph S. Pickett	40,000	40,000	0.41%
6605 Arbor Grande Way
Raleigh, NC 27615

Pamela L. Poag	20,000	20,000	0.21%
6925 Knotty Pine Dr.
Chapel Hill, NC 27517

J. Daniel Richards	40,000	40,000	0.41%
2004 Weybridge Dr.
Raleigh, NC 27615

Susan B. Richards	40,000	40,000	0.41%
2004 Weybridge Dr.
Raleigh, NC 27615

J. Edward Rhodes	40,000	40,000	0.41%
58 Pine Ridge Dr.
Whispering Pines, NC 28327

Don M. Rippe, Jr.	40,000	40,000	0.41%
11361 W. 75th Place
Arvada, CO 80005

Susan M. Rippe	40,000	40,000	0.41%
11361 W. 75th Place
Arvada, CO 80005

Thomas A. Sabel	20,000	20,000	0.21%
1950 Garland St.
Lakewood, CO 80215

Dane Sambrick	20,000	20,000	0.21%
2005 Reynolds Rd
Raleigh, NC 27609

Diane Sambrick	60,000	60,000	0.62%
6000 Bur Trail
Raleigh, NC 27615

Kelly Sambrick	10,000	10,000	0.10%
6000 Bur Trail
Raleigh, NC 27615

James S. Smitherman, Jr.	40,000	40,000	0.41%
2007 Fairview Drive
Beaufort, NC 28516

Susan D. Smitherman	40,000	40,000	0.41%
2007 Fairview Drive
Beaufort, NC 28518

Thomas R. Shute	40,000	40,000	0.41%
2109 Weybridge Dr,
Raleigh, NC 27615

Faye Vest	40,000	40,000	0.41%
4809 Will-O-Dean Rd.
Raleigh, NC 27615

John S. Walker	40,000	40,000	0.41%
107 Grainger Lane
Chapel Hill, NC 27514

Edward E. Weadock	40,000	40,000	0.41%
2301 Upper Oaks Way
Raleigh, NC 27615

Louise M. Weadock	40,000	40,000	0.41%
2301 Upper Oaks Way
Raleigh, NC 27615

Christopher L. West	40,000	40,000	0.41%
6004 Blue Point Dr.
Wilmington, NC 28411

Jaime B. West	40,000	40,000	0.41%
6004 Blue Point Dr.
Wilmington, NC 284112

Gary W. Zeller	20,000	20,000	0.21%
5317 Impatiens Ct.
Holly Springs, NC 27540

Each investor had a preexisting relationship with either Sandra Conklin, Seamus Duerr, or Frank Sambrick. The relationship was either personal or based upon business dealings. Each was identified and solicited based upon that relationship. Other than the material relationships described below and the fact that some of our investors live under the same roof with other investors, we are not aware of any connections, relationships or arrangements between them.

Material Relationships

Sandra K. Conklin and Seamus Duerr are two of our officers and directors. Sambrick Commuications is owned and controlled by Frank Sambrick, one of our directors.

Diane Sambrick is the wife of Frank Sambrick, one of our directors. Dane Sambrick and Kelly Sambrick are daughters of Frank Sambrick.

Future sales by existing stockholders

A total of 9,680,000 shares of common stock were issued to our officers, directors and others, 1,680,000 of which are registered for resale under this prospectus.

Shares purchased in this offering, which will be immediately resalable.

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase shares of common stock and there are no securities convertible into shares of our common stock. There 55 holders of record for our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent is Registrar & Transfer Co., 10 Commerce Dr., Cranford, NJ 07016-3572 and the telephone number is (800) 456-0596.

General

There are no other securities authorized in our articles of incorporation.

CERTAIN TRANSACTIONS

We were formed on August 22, 2003 under the laws of the State of Nevada. Our subsidiary company, Liaison Design Group, LLC was formed on May 11, 2000 under the laws of the State of North Carolina. On September 26, 2003, the membership interests of Liaison Design Group, LLC were transferred to us in exchange for the issuance of eight million shares of common stock to the owners of Liaison Design Group, LLC.

The incorporation of Liaison Design Group into us has been accounted for as a reorganization of Liaison Design Group. The assets and liabilities of Liaison Design Group remained at their historical cost. The accompanying financial statements present the operations of Liaison Design Group prior to the reorganization and all periods presented have been retroactively adjusted for the effects on loss per share and the number of shares of common stock outstanding, in a manger similar to a stock split, as though the shares of common stock issued in the reorganization had been outstanding for all periods presented.

We rent office space on a month to month basis from Sambrick Communications at a rate of $6,840 per year. There is no written agreement for the lease. It is oral. Sambrick Communications contracts graphic design services from us. There are no written agreements with Sambrick Communications for rendering services. Our agreements with Sambrick are oral. Revenues from Sambrick Communications amounted to $23,557, $30,655 and $42,123 for the years ended December 31, 2003, 2004 and 2005 respectively.

On September 26, 2003, Sandra Conklin, Seamus Duerr and Sambrick Communications, Inc. sold all of their interest in and to Liaison Design Group, LLC. to us in exchange for 8,000,000 restricted shares of our common stock.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened. Further, we are not aware of any facts or circumstances that would give rise to any legal proceedings or possible judgments.

EXPERTS

Hansen, Barnett & Maxwell, Certified Public Accountants, have audited our consolidated financial statements for the year ended December 31, 2005 and 2004, and for the years then ended, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on their report, given upon the authority of such firm as experts in accounting and auditing. Hansen, Barnett & Maxwell, Certified Public Accountants, will not receive any direct or indirect interest in LDG, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. This prospectus is part of the registration statement, and as permitted by the SEC's rules, does not contain all of the information in the registration. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide financial statements to our stockholders on an annual basis.

Our financial statements for the years ended December 31, 2005 (audited) and December 31, 2004 (audited) are as follows:

LDG, INC. AND SUBSIDIARY

Page

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets as of June 30, 2006 (unaudited) and
December 31, 2005 and 2004	2

Consolidated Statements of Operations for the Six Months Ended
June 30, 2006 (unaudited) and 2005 (unaudited) and for the
Years Ended December 31, 2005 and 2004	3

Consolidated Statements of Stockholders' Equity for the Six Months
Ended June 30, 2006 (unaudited) and for the Years Ended
December 31, 2005 and 2004	4

Consolidated Statements of Cash Flows for the Six Months Ended
June 30, 2006 (unaudited) and 2005 (unaudited) and for the
Years Ended December 31, 2005 and 2004	5

Notes to Consolidated Financial Statements	6

HANSEN, BARNETT & MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
LDG, Inc.

We have audited the accompanying consolidated balance sheets of LDG, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LDG, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit, experienced negative cash flows from operations and no revenue growth. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

As discussed in Note 1, the accompanying 2005 financial statements have been restated to reflect the contribution of $8,000 in services from a shareholder during the year ended December 31, 2005.

HANSEN, BARNETT & MAXWELL
HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
March 28, 2006, except for Note 1, Restatement of Financial Statements as to which the date is August 2, 2006

LDG, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2006	2005	2004
	(unaudited)
ASSETS
Current Assets
Cash	$53,290	$50,385	$42,860
Accounts receivable	1,367	8,252	19,470
Accounts receivable - related party	25,296	25,536	24,467
Total Current Assets	79,953	84,173	86,797

Property and Equipment
Equipment	7,030	7,030	3,458
Furniture and fixtures	1,091	1,091	1,091
Software (net of amortization)	406	662	-
Less: Accumulated depreciation	(5,593)	(4,528)	(2,991)
Net Property and Equipment	2,934	4,255	1,558

Due from related parties	-	-	2,610

Total Assets	$82,887	$88,428	$90,965

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$10,080	$402	$6,630
Accrued liabilities	57,028	46,998	51,776

Total Current Liabilities	67,108	47,400	58,406

Stockholders' Equity
Common stock - $0.00001 par, 100,000,000 shares
authorized; 9,680,000, shares outstanding	97	97	97
Additional paid-in capital	108,242	107,242	99,242
Accumulated deficit	(92,560)	(66,311)	(66,780)

Stockholders' Equity	15,779	41,028	32,559
Total Liabilities and Stockholders' Equity	$82,887	$88,428	$90,965

The accompanying notes are an integral part of these consolidated financial statements.

LDG, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the six months ended		For the years ended
	June 30,		December 31,
	2006	2005	2005	2004
	(unaudited)	(unaudited)
Design revenue	$27,446	$33,507	$59,279	$54,559
Design revenue - related party	25,434	21,616	42,123	30,655
Total Revenue	52,880	55,123	101,402	85,214

Cost of Revenue	23,724	20,563	32,885	33,504
Gross Profit	29,156	34,560	68,517	51,710

Operating Expenses
Depreciation	1,065	856	1,644	2,878
General and administrative expenses	7,682	2,046	6,674	2,951
Office Expense	2,387	8,843	2,712	5,349
Payroll expense	9,625	11,707	35,189	32,858
Professional fees	31,226	7,161	11,506	27,847
Rent	3,420	3,420	6,840	6,840
Utilities	-	1,647	3,483	3,718
Total Operating Expenses	55,405	35,680	68,048	82,441

Net Income (Loss)	$(26,249)	$(1,120)	$469	$(30,731)

Basic and Diluted Loss Per Share	$(0.003)	$(0.000)	$0.000	$(0.004)

Weighted-Average Shares Outstanding	9,680,000	9,680,000	9,680,000	8,296,612

The accompanying notes are an integral part of these consolidated financial statements.

LDG, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Par Value	Capital	Deficit	Equity

Balance, December 31, 2003	8,000,000	$80	$45,566	$(36,049)	$9,597

Contributed services - officer	-	-	18,000	-	18,000
Distribution of a receivable to shareholder	-	-	18,000	-	18,000
Contribution of a payable to shareholder	-	-	(18,000)	-	(18,000)
Distribution of a receivable to shareholder	-	-	6,840	-	6,840
Contribution of rent from a shareholder	-	-	(6,840)	-	(6,840)
Shares issued for cash, net of
offering costs of $48,307	1,680,000	17	35,676	-	35,693
Net loss	-	-	-	(30,731)	(30,731)

Balance, December 31, 2004	9,680,000	97	99,242	(66,780)	32,559

Contributed services - officer	-	-	8,000	-	8,000
Distribution of a receivable to shareholder		-	6,840	-	6,840
Contribution of rent from a shareholder		-	(6,840)	-	(6,840)
Net income	-	-	-	469	469

Balance, December 31, 2005	9,680,000	97	107,242	(66,311)	41,028

Contributed services - officer	-	-	1,000	-	1,000
Distribution of a receivable to shareholder	-	-	3,420	-	3,420
Contribution of rent from a shareholder	-	-	(3,420)	-	(3,420)
Net loss	-	-	-	(26,249)	(26,249)

Balance, June 30, 2006 (unaudited)	9,680,000	$97	$108,242	$(92,560)	$15,779

The accompanying notes are an integral part of these consolidated financial statements.

LDG, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the six months ended		For the years ended
	June 30,		December 31,
	2006	2005	2005	2004
	(unaudited)	(unaudited)

Cash Flows from Operating Activities
Net income (loss)	$(26,249)	$(1,120)	$469	$(30,731)
Adjustments to reconcile net income (loss) to net
cash from operating activities:
Depreciation and amortization	1,321	856	1,644	2,878
Accounts receivable from
stockholder settled for rent	3,420	3,420	6,840	6,840
Contributed services	1,000	8,000	8,000	18,000
Loss on disposal of equipment	-	-	-	1,821
Changes in operating assets and liabilities:
Accounts receivable	6,885	4,812	11,218	(16,485)
Accounts receivable - related Party	(3,180)	(11,391)	(7,909)	(17,556)
Related Party receivable	-	(1,256)	-	7,628
Accounts payable	9,678	1,592	(6,228)	3,758
Accrued liabilities	10,030	42	(4,778)	7,433

Net Cash Provided by (Used In)
Operating Activities	2,905	4,955	9,256	(16,414)

Cash Flows from Investing Activities
Purchase of Property and Equipment	-	(3,572)	(4,341)	-
Payments received from related party	-	-	2,610	-

Net Cash Used In Investing Activities	-	(3,572)	(1,731)	-

Cash Flows from Financing Activities
Proceeds from issuance of common stock	-	-	-	84,000
Payments for offering costs	-	-	-	(48,307)

Net Cash Provided By Investing Activities	-	-	-	35,693

Net Increase in Cash	2,905	1,383	7,525	19,279

Cash at Beginning of Period	42,860	44,243	42,860	23,581

Cash at End of Period	$44,243	$47,815	$50,385	$42,860

The accompanying notes are an integral part of these consolidated financial statements.

LDG, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005, DECEMBER 31, 2005 AND 2004
(The information related to June 30, 2006 and 2005 and the
Six Months Ended June 30, 2006 and 2005 are unaudited)

NOTE 1 - ORGANIZATION, NATURE OF OPERATIONS AND BUSINESS CONDITION

Restatement - During July 2006, the Company realized that the 2005 consolidated financial statements needed to be revised to include the contribution of professional services by a shareholder. The services had a value of $8,000 which were recorded as an increase to Additional Paid In Capital and to Professional Fees. This transaction was included in the June 30, 2005 reviewed financial statements, but omitted in the December 31, 2005 audited financial statements.

The following table summarizes the effects of this restatement on the 2005 financial statements:

	As previously	Effect of
December 31, 2005	Reported	Restatement	As Restated
Additional paid-in capital	$99,242	$8,000	$107,242
Accumulated deficit	(58,311)	(8,000)	(66,311)

For the year ended December 31, 2005
Professional fees	$3,506	$8,000	$11,506
Net income	8,469	(8,000)	469
Basic and diluted loss per share	0.00	0.00	0.00

Organization - Liaison Design Group, LLC (the "Company") was formed on May 11, 2000 under the laws of the State of North Carolina. LDG, Inc. was formed on August 22, 2003 under the laws of the State of Nevada. On September 26, 2003, the membership interests of Liaison Design Group, LLC were transferred to LDG, Inc. in exchange for the issuance of eight million shares of common stock to the owners of Liaison Design Group, LLC.

The incorporation of the Company into LDG, Inc. has been accounted for as a reorganization of the Company. The assets and liabilities of the Company remained at their historical cost. The accompanying financial statements present the operations of the Company prior to the reorganization and all periods presented have been retroactively adjusted for the effects on loss per share and the number of shares of common stock outstanding in a manner similar to a stock split, as though the shares of common stock issued in the reorganization had been outstanding for all periods presented.

Nature of Operations - The Company specializes in providing graphic design services primarily to corporate clients. The Company's service includes the design and production of corporate identity packages and promotional materials.

LDG, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005, DECEMBER 31, 2005 AND 2004
(The information related to June 30, 2006 and 2005 and the
Six Months Ended June 30, 2006 and 2005 are unaudited)

Business Condition - During the six months ended June 30, 2006, 2005 (unaudited) and the years ended December 31, 2005 and 2004, the Company had income (losses) and from operations of $(26,249), $(1,120), $469 and $(30,731), respectively, and at June 30, 2006 the Company had an accumulated deficit of $92,560 (unaudited). These matters raise substantial doubt about the Company's ability to continue as a going concern. Management is attempting to arrange equity financing to expand operations to a regional level through marketing, personnel and equipment expansions; however, there is not assurance that management will be successful in obtaining financing or if any financing is obtained, that it will be on terms favorable or acceptable to the Company. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Consolidation - The accompanying consolidated financial statements include the accounts and transactions of Liaison Design Group, LLC for all periods presented and the accounts and transactions of LDG, Inc. from September 26, 2003. Intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates that are particularly susceptible to change are the realization of accounts receivable and the depreciable lives of property and equipment.

Accounts Receivable - The Company regularly reviews its accounts receivable and makes provisions for potentially uncollectible balances. At June 30, 2006 and December 31, 2005 and 2004 management believes and history has shown that the receivables are fully collectable within one year, and no allowance for doubtful accounts was deemed necessary.

Property and Equipment - Property and equipment are recorded at cost. Depreciation of office equipment and furniture and fixtures is calculated over estimated useful lives of three to ten years on a straight-line basis. Depreciation expense for the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004 was $1,065, $856, $1,644 and $2,878, respectively.

Income Taxes - The Company was taxed as a partnership prior to September 26, 2003, under the provisions of the Internal Revenue Code. All taxable revenue and deductions were passed through to the Company's members. Effective September 26, 2003, the Company became subject to state and federal

LDG, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005, DECEMBER 31, 2005 AND 2004
(The information related to June 30, 2006 and 2005 and the
Six Months Ended June 30, 2006 and 2005 are unaudited)

income taxes as a corporation. Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss carryforwards. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances and adjustments are provided as necessary.

Revenue Recognition - The Company provides graphic design services to its customers. The Company recognizes revenue when all services have been completed, products have been delivered and have been accepted by the customer, the fee for services is fixed or determinable and collection of the fee is probable.

Concentration of Credit Risk - For the six months ended June 30, 2006, three customers represented 48.1%, 14.8% and 11.2%, respectively, of total revenue. For the year ended December 31, 2005, three customers represented 18.9%, 27.1%, and 40.3%, respectively, of total revenue. For the year ended December 31, 2004, three customers represented 9.5%, 14%, and 14.7%, respectively, of total revenue. Loss of one or more of these customers could adversely affect the Company's financial condition in the near term.

Sambrick Communications, Inc. ("Sambrick"), a stockholder of the Company, was the customer that represented 48.1%, 40.3%, and 14.7% of total revenue for the six months ended June 31, 2006 (unaudited) and for the years ended December 31, 2005 and 2004, respectively. Revenue from Sambrick is classified as > Revenue - related party' in the accompanying statements of operations.

Rent Expense - The Company leases office space from Sambrick on a month-to-month basis. Rent expense for the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004 was $3,420, $3,420, $6,840 and $6,840, respectively.

Loss Per Share - Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding. The Company had no dilutive potential common shares as of June 30, 2006 and 2005 (unaudited), and December 31, 2005 and 2004.

Recent Accounting Pronouncements

Inventory Costs - In November 2004, the FASB issued Statement of Financial Accounting Standard, or SFAS No. 151, Inventory Costs, which is an amendment of Accounting Research Bulletin No. 43. SFAS No. 151 requires idle facility expenses, freight, handling costs and wasted material (spoilage) costs to be recognized as current-period charges. It also requires the allocation of fixed production facilities. SFAS No. 151 will be effective for the Company beginning January 1, 2006 and resulting adjustments will be made on prospective basis. The Company does not anticipate that the adoption of this standard will have a significant impact on its business, results of operations or financial position.

LDG, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005, DECEMBER 31, 2005 AND 2004
(The information related to June 30, 2006 and 2005 and the
Six Months Ended June 30, 2006 and 2005 are unaudited)

Share Based Payment - In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which is a revision to SFAS No. 123. SFAS No. 123R established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Primarily, SFAS No. 123R focuses on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.

SFAS No. 123R requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

In accordance with the Securities and Exchange Commission' s Staff Accounting Bulleting 107, SFAS No. 123R is effective as of the beginning of the annual reporting period that begins after December 15, 2005. Under these guidelines, the Company will adopt SFAS 123R as of January 1, 2006. The Company expects that the adoption of this standard will have a material impact on its future results of operations.

Exchange of Nonmonetary Assets - In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. This Statement amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on the operations of the Company.

Accounting Changes and Error Corrections - In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This Statement replaces APB Opinion No. 20 and SFAS No. 3. Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in an accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment is made to the opening balance of retained earnings or accumulated deficit for that period rather than being reported in statement of operations. The adoption of SFAS No. 154 is not expected to have a material impact on the Company.

LDG, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005, DECEMBER 31, 2005 AND 2004
(The information related to June 30, 2006 and 2005 and the
Six Months Ended June 30, 2006 and 2005 are unaudited)

Hybrid Financial Instruments - In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments -- an amendment of FASB Statements No. 133 and 140. SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. SFAS No. 155 will become effective for the Company's fiscal year after September 15, 2006. The impact of SFAS No. 155 will depend on the nature and extent of any new derivative instruments entered into after the effective date.

NOTE 3-RELATED PARTY TRANSACTIONS

Accrued Compensation - During the six months ended June 30, 2006, Sandra Conklin, an officer of the Company contributed services with an estimated value of $1,000. These services were recorded as an increase to additional paid-in capital and a charge to general and administrative expense. Similar services where contributed during the years ended December 31, 2005 and 2004, which amounted to $8,000 and $18,000, respectively.

In connection with an agreement in March 2003 between the Company, Sandra Conklin and Sambrick, and prior to ownership interest being transferred to LDG, Inc. from Liaison Design Group, LLC, a non-cash distribution was made to Sambrick for the resolution of an $18,000 receivable. The Company also received a non-cash contribution from Ms. Conklin in settlement of salary payable.

The Company still owed Ms. Conklin $43,957 of accrued salary as of June 30, 2006. The agreement also provided that the Company would settle $570 of Sambrick's receivables per month in lieu of the monthly $570 rent payments due to Sambrick under the office lease. During the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004, the Company credited accounts receivable due to Sambrick in lieu of monthly rent payments for $3,420, $3,420, $6,840, and $6,840, respectively.

Trade receivables from Sambrick appear on the balance sheet under the caption, Accounts Receivables - Related Party, for all periods presented. Revenue from sales to Sambrick appears on the statement of operations under the caption, Design Revenue - Related Party.

Accounts Receivable - Related Party - The Company has not established an allowance for doubtful accounts for its past due receivables due from Sambrick because historically the Company has realized all receivables to date through a combination of i) cash collection, and ii) settlement of rent liability due to Sambrick as the Company leases office space from Sambrick on a month-to-month basis.

LDG, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005, DECEMBER 31, 2005 AND 2004
(The information related to June 30, 2006 and 2005 and the
Six Months Ended June 30, 2006 and 2005 are unaudited)

In the past, accounts receivable - related party has a portion which was older than twelve months and was therefore reclassified as a long-term due from shareholder. The long term balance changes as payments are applied to oldest invoices first. The amount of the long-term portion of shareholder receivable is $0, $0, and $2,610 for June 30, 2006 (unaudited) and December 31, 2005 and 2004, respectively.

In early 2004 a shareholder involved with operations was advanced $2,610 which was recorded as a due from shareholder. In 2005 this amount was reclassified as salary.

NOTE 4 - INCOME TAXES

The Company has paid no federal or state income taxes. As of December 31, 2005, the Company had net operating loss carry forwards for federal income tax reporting purposes of $61,391 which, if unused, will begin to expire in 2023. The tax effect of the operating loss carry forwards and temporary differences at December 31, 2005 and 2004 are as follows:

	December 31,	December 31,
	2005	2004

Operating loss carry forward	$14,993	$17,306
Property and equipment	(1,293)	(442)
Valuation allowance	(13,700)	(16,864)

Total Deferred Tax Asset	$-	$-

The following is a reconciliation of the income tax benefit computed using the federal statutory rate to the provision for income taxes:

	December 31,	December 31,
	2005	2004
Benefit at federal statutory rate (34%)	$3,159	$(11,463)
Non-deductible expenses	5	80
Change in valuation allowance	(3,164)	11,383

Provision for Income Taxes	$-	$-

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the registration statement.
2.	Article X of the Bylaws of the company, filed as Exhibit 3.2 to the registration statement.
3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	1,900
Accounting/administrative Fees and Expenses	15,000
Legal Fees/ Expenses	15,000
Transfer Agent Fees	3,000
TOTAL	$35,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Sandra K. Conklin [1] 2201 Landings Way Raleigh, NC 27615	09/26/03	3,200,000	Interest in Liaison Design Group LLC.

Seamus Duerr [1] 4631 Malone Court Raleigh, NC 27616	09/26/03	2,400,000	Interest in Liaison Design Group LLC.

Sambrick Communications [1] 4944A Windy Hill Drive Raleigh, NC 27609	09/26/03	2,400,000	Interest in Liaison Design Group LLC.

Don M. Rippe, Jr. [2] 11361 W. 75 th Place Arvada, CO 80005	8/24/04	40,000	2,000 in cash

Susan M. Rippe [2] 11361 W. 75 th Place Arvada, CO 80005	8/24/04	40,000	2,000 in cash

James S. Smitherman, Jr [2] 20,0007 Fairview Drive Beaufort, NC 28516	8/24/04	40,000	2,000 in cash

Richard M. Link [2] 2455 S. Deframe St. Lakewood, CO 80228	9/3/04	20,000	1,000 in cash

John A. Fahlberg [2] 12926 Morehead Chapel Hill, NC 27517	9/7/04	20,000	1,000 in cash

John R. Hill [2] 6808 So. Miller St Littleton, CO 80127	9/9/04	20,000	1,000 in cash

Scott McDowell [2] 98 South Holman Way Golden, CO 80401	9/9/04	20,000	1,000 in cash

Carlos R. Lucero [2] 1101 S. Garrison St. #20,0003 Lakewood, CO 80232	9/9/04	20,000	1,000 in cash

Gary W. Zeller [2] 5317 Impatiens Ct Holly Springs, NC 27540	10/13/04	20,000	1,000 in cash

Ronald McLaren [2] 4651-101 Timbermill Ct Raleigh, NC 27612	10/13/04	20,000	1,000 in cash

William T. Fowler [2] 2410 Folger St. Raleigh, NC 27604	10/11/04	20,000	1,000 in cash

John S. Walker [2] 107 Grainger Lane Chapel Hill, NC 27514	10/8/04	40,000	2,000 in cash

G. Douglas Hicks [2] 400 Melanie Lane Cary, NC 27511	10/5/04	20,000	1,000 in cash

Donald C. Ledford [2] 1304 Briar Patch Lane Raleigh, NC 27615	9/30/04	20,000	1,000 in cash

Kimberly D. Lane [2] 4 Tilbury Ct Chapel Hill, NC 27517	10/11/04	20,000	1,000 in cash

Pamela L. Poag [2] 6925 Knotty Pine Dr Chapel Hill, NC 27517	10/11/04	20,000	1,000 in cash

Sylvia M Lane [2] 6925 Knotty Pine Dr Chapel Hill, NC 27517	10/11/04	20,000	1,000 in cash

Ollen M. Lane, Jr. [2] 6925 Knotty Pine Dr Chapel Hill, NC 27517	10/11/04	20,000	1,000 in cash

Donald R. Lane, Jr. [2] 311 Pine Knoll Cir Atlantic Beach, NC 28512	10/14/04	20,000	1,000 in cash

Dane Sambrick [2] 20005 Reynolds Rd Raleigh, NC 27609	10/8/04	20,000	1,000 in cash

Marisa Harrell [2] 10620 Edmundson Ave Raleigh, NC 27614	9/24/04	20,000	1,000 in cash

Brian Harrell [2] 10620 Edmundson Ave Raleigh, NC 27614	9/24/04	20,000	1,000 in cash

Julia Emory-Wolfe [2] 7011 Falconbridge Rd Chapel Hill, NC 27517	10/24/0	40,000	2,000 in cash

Anthony S. Parks [2] 285 Pine Needles Lane Southern Pines, NC 28387	9/30/04	40,000	2,000 in cash

Patricia M. Emory [2] 7011 Falconbridge Rd Chapel Hill, NC 27517	10/24/04	40,000	2,000 in cash

Louise M. Weadock [2] 2301 Upper Oaks Way Raleigh, NC 27615	10/22/04	40,000	2,000 in cash

Edward E. Weadock [2] 2301 Upper Oaks Way Raleigh, NC 27615	10/22/04	40,000	2,000 in cash

Phillip W. Betts [2] 7201 North Ridge Rd Raleigh, NC 27615	10/25/04	40,000	2,000 in cash

Ann P. Betts [2] 7201 North Ridge Rd Raleigh, NC 27615	10/25/04	40,000	2,000 in cash

Virgie B. Goodwin [2] PO Box 58235 Raleigh, NC 27658	10/25/04	40,000	2,000 in cash

Mary L. Betts [2] PO Box 58235 Raleigh, NC 27658	10/24/04	40,000	2,000 in cash

J. Daniel Richards [2] 20004 Weybridge Dr Raleigh, NC 27615	10/28/04	40,000	2,000 in cash

Susan B. Richards [2] 20004 Weybridge Dr Raleigh, NC 27615	10/28/04	40,000	2,000 in cash

Kelly Sambrick [2] 6,000 Bur Trail Raleigh, NC 27616	10/11/04	10,000	500 in cash

Diane Sambrick [2] 6,000 Bur Trail Raleigh, NC 27616	10/11/04	60,000	3,000 in cash

Richard H. Morgan [2] 12605 Waterman Dr Raleigh, NC 27614	10/31/04	40,000	2,000 in cash

Christopher L. West [2] 6004 Blue Point Dr Wilmington, NC 28411	10/29/04	40,000	2,000 in cash

Jaime B. West [2] 6004 Blue Point Dr Wilmington, NC 28411	10/29/04	40,000	2,000 in cash

Jessie Mae Johnson [2] 3818 Laurel Hills Rd Raleigh, NC 27612	11/2/04	50,000	2,500 in cash

Ralph S. Pickett [2] 6605 Arbor Grande Way Raleigh, NC 27615	10/24/04	40,000	2,000 in cash

H. S. Kennett [2] 3213 Fair Forest Pl Raleigh, NC 27604	11/1/04	20,000	1,000 in cash

William M. Jackson [2] 1308 Briar Path Lane Raleigh, NC 27615	11/1/04	40,000	2,000 in cash

Arlene G. Driver [2] 573 Mt. Sinai Rd Wilkesboro, NC 28697	10/21/04	20,000	1,000 in cash

Thomas A. Sabel [2] 1950 Garland St Lakewood, CO 80215	10/27/04	20,000	1,000 in cash

Robert E. Edwards [2] 3518 Oates Dr Raleigh, NC 27604	11/5/04	60,000	3,000 in cash

Susan D. Smitherman [2] 2007 Fairview Dr Beaufort, NC 28516	11/2/04	40,000	2,000 in cash

Linda A. Hennion [2] 5412 Ridgeloch Pl Raleigh, NC 27612	11/4/04	40,000	2,000 in cash

Thomas R. Shute [2] 2109 Weybridge Dr. Raleigh, NC 27615	11/1/04	40,000	2,000 in cash

Romaine E Dougherty [2] 454 Pebble Creek Dr Cary, NC 2751	11/15/04	40,000	2,000 in cash

J. Edward Rhodes [2] 58 Pine Ridge Drive Whispering Pines, NC 28327	11/23/04	40,000	2,000 in cash

J. Hugh Bingham [2] 99 Lakeview Drive Whispering Pines, NC 28327	11/22/04	40,000	2,000 in cash

Faye Vest [2] 4809 Will-O-Dean Rd Raleigh, NC 27616	11/10/04	40,000	2,000 in cash

[1]

We issued the foregoing restricted shares of common stock to our officers and directors pursuant to Section 4(2) of the Securities Act of 1933. They are sophisticated investors, are officers and directors of the company, or in the case of Sambrick Communication, an affiliate of one of our directors, and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

[2]

We issued the foregoing restricted securities to persons pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933. A Form D was filed with the Securities and Exchange Commission and in all states where sales were made. A memorandum was issued to each offeree which contained audited financial statements and the same information that could be found in Part I of a Form SB-2 registration statement. Each purchaser executed a subscription agreement wherein each investor represented he, she or it was an accredited investor. No form of general solicitation was used and no commission was paid to anyone in connection with the sales. The Company and its officers and directors had a preexisting relationship with each person. Sales were made to 52 persons. All 52 investors were accredited investors. No investors were unaccredited investors. No sales were made to any minors. Only Sambrick Communications completed it purchaser' s representative questionnaire. It was completed by Frank Sambrick, one of our directors who is the owner and president of Sambrick Communications.

ITEM 27.     EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All exhibits have not been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1*	Limited Liability Company Operating Agreement.
10.2*	Stock Purchase Agreement
10.3*	Amendment to Limited Liability Operating Agreement
10.4*	Amendment to Partnership Agreement
23.1	Consent of Hansen, Barnett & Maxwell, Certified Public Accountants.
23.2*	Consent of Conrad C. Lysiak, Esq.

* Previously filed

ITEM 28.     UNDERTAKINGS.

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

	(iii)	To include any additional or changed material information on the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	For determining any liability under the Securities Act of 1933:

(i)

we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)

we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)

we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina, on this 17th day of October, 2006.

LDG, INC.

BY:	SANDRA K. CONKLIN
Sandra K. Conklin
President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer, and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Sandra K. Conklin, as true and lawful attorney-in-fact and agent, with full power of substitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

SANDRA K. CONKLIN	President, Principal Executive Officer,	October 17, 2006
Sandra K. Conklin	Treasurer, Principal Financial Officer, Principal Accounting Officer, and a member of the Board of Directors
SEAMUS DUERR	Vice President, Secretary and a member of	October 17, 2006
Seamus Duerr	the Board of Directors.

__________________________	Member of the Board of Directors	October 17, 2006
Frank Sambrick